Exhibit 99.1

PRESS RELEASE

Twin Hospitality Group Announces Leadership Transition

Ken Kuick Named Interim Chief Executive Officer

DALLAS (March 31, 2025) – Twin Hospitality Group Inc. (Nasdaq: TWNP), the parent company of Twin Peaks Restaurant, today announces the resignation of Joe Hummel, Chief Executive Officer, and Clay Mingus, Chief Legal Officer, who are pursuing other opportunities. The date of their departures will be effective April 10, 2025. Ken Kuick, Chief Financial Officer, has been appointed Interim Chief Executive Officer and Allen Sussman, General Counsel of FAT Brands Inc., has been appointed Interim Chief Legal Officer.

“We would like to thank Joe and Clay for all that they have done for Twin Peaks over the last 14 years,” said Ken Kuick,” CFO of Twin Hospitality Group. “Starting on the franchisee side of Twin Peaks together and then taking on leadership roles at Twin Peaks and now Twin Hospitality Group, they helped pave the way for the IPO.”

Kuick continued, “We will carry the torch forward, having already opened two new lodges in 2025 and targeting approximately seven to nine additional units this year, while building on our robust over 100-unit development pipeline.”

“It has been an incredible journey with Twin Peaks—one filled with growth milestones, an IPO and the most dedicated team out there,” said Joe Hummel, CEO of Twin Hospitality Group. “While the time has come to begin a new chapter in my career, I look forward to continuing to watch Twin Peaks stand in a category of its own, providing an unmatched sports lodge experience.”

Twin Hospitality Group Inc.

Twin Hospitality Group Inc. is a restaurant company that strategically develops and operates specialty casual dining restaurant concepts with a goal to redefine the casual dining category with its experiential driven brands. For more information, visit https://ir.twinpeaksrestaurant.com/.

About Twin Peaks

Founded in 2005 in the Dallas suburb of Lewisville, Twin Peaks has 116 locations in the U.S. and Mexico. Twin Peaks is the ultimate sports lodge featuring made-from-scratch food and the coldest beer in the business, surrounded by scenic views and wall-to-wall TVs. At every Twin Peaks, guests are immediately welcomed by a friendly Twin Peaks Girl and served up a menu made for MVPs. From its smashed and seared-to-order burgers to its in-house smoked brisket and wings, guests can expect menu items that satisfy every appetite. To learn more about franchise opportunities, visit twinpeaksfranchise.com. For more information, visit twinpeaksrestaurant.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the timing and performance of new store openings. Forward-looking statements reflect the expectations of management concerning the future and are subject to significant business, economic and competitive risks, uncertainties, and contingencies. These factors are difficult to predict and beyond our control and could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We refer you to the documents that are filed from time to time by Twin Hospitality Group Inc. with the Securities and Exchange Commission, such as its Registration Statement on Form 10 and reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other factors. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Investor Relations:

ICR

Michelle Michalski

ir@twinpeaksrestaurant.com

Media Relations:

Destinee Rollins

destinee.rollins@tprest.com

972-342-5902

# # #